                                                                   Exhibit 2(d)

- - -------------------------------------------------------------------------------
                            REORGANIZATION AGREEMENT

                                      Among

                                 ERICSSON RAYNET

                                  ERICSSON INC.

                              ERICSSON HOLDING INC.

                            ERICSSON HOLDING III INC.

                               RAYCHEM CORPORATION

                                       and

                           RAYNET INTERNATIONAL, INC.

                           Dated as of March 27, 1996


- - -------------------------------------------------------------------------------

                                TABLE OF CONTENTS
                                -----------------

                                                                                                                 Page
                                                                                                                 ----
                                    ARTICLE 1
                                   DEFINITIONS
         Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Amended and Restated Joint Venture Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Assumed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Distributed Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         EHU Loan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Formation Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         HSR Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         License Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Raynet Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Retained Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Third Party Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Warranty Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                    ARTICLE 2
                       ACTIONS TO BE TAKEN AT THE CLOSING

         2.1.  The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.2.  Actions at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         2.3.  Instruments of Conveyance and Transfer, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.4.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         2.5.  Condition to Transfer of Certain Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         2.6.  Transfer of Assets and Liabilities to EUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES
                              OF RAYCHEM AND RAYNET

         3.1.  Corporate Organization; Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
         3.2.  No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.3.  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.4.  Brokers and Intermediaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.5.  Restrictions on Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.6.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         3.7.  Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                                TABLE OF CONTENTS
                                -----------------
                                   (continued)

                                                                                             Page
                                                                                             ----
                                    ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                                EUS, EHU AND EHU2

         4.1.  Corporate Organization; Authority  . . . . . . . . . . . . . . . . . . . . . .  11
         4.2.  No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.3.  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.4.  Brokers and Intermediaries . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.5.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         4.6.  Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                    ARTICLE 5
                                    COVENANTS

         5.1.  Reasonable Best Efforts in Good Faith to Consummate  . . . . . . . . . . . . .  13
         5.2.  Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         5.3.  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                    ARTICLE 6
                              CONDITIONS TO CLOSING

         6.1.  Conditions to the Obligations of EUR, EUS, EHU and EHU2    . . . . . . . . . .  14
         6.2.  Conditions to the Obligations of EUR, Raychem
                  and Raynet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                    ARTICLE 7
                   INDEMNIFICATION, CONTRIBUTION AND SURVIVAL

         7.1.  Survival of Representations, Warranties, Covenants and Agreements  . . . . . .  18
         7.2.  Indemnification by Raychem and Raynet  . . . . . . . . . . . . . . . . . . . .  18
         7.3.  Indemnification by EUS, EHU and EHU2 . . . . . . . . . . . . . . . . . . . . .  18
         7.4.  Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1.  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         8.2.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         8.3.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.4.  Guarantees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         8.5.  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.6.  Section and Other Headings . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.7.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         8.8.  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                TABLE OF CONTENTS
                                -----------------
                                   (continued)

                                                                                                          Page

         8.9.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . .  24
         8.10. Benefits Only to Parties . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . .  24
         8.11.  Consultation and Arbitration  . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . .  25

                                    SCHEDULES
                                    ---------

         1.1     Non-consolidated Balance Sheet of EUR at December 31, 1995
         2.2e    The Tax Basis, Agreed Value, and Excess of Tax Basis over
                 Agreed Value of Assets Contributed to the Partnership on
                 November 16, 1994 ("Initially Contributed Assets"), by Raynet and EHU
         3.2     Raychem and Raynet Conflicts, etc.
         3.3     Raychem and Raynet Consents
         4.2     EUS Conflicts, etc.
         4.3     EUS Consents

                                    EXHIBITS
                                    --------

         1       Amended and Restated Joint Venture Agreement
         2       License Agreement

                            REORGANIZATION AGREEMENT

                 This Reorganization Agreement, dated as of March 27, 1996 among Ericsson Raynet, a general partnership organized under the laws of the State of Delaware ("EUR"), Ericsson Inc., a corporation organized under the laws of the State of Delaware ("EUS"), Ericsson Holding Inc., a corporation organized under the laws of the State of Delaware ("EHU"), Ericsson Holding III Inc., a corporation organized under the laws of the State of Delaware ("EHU2"), Raychem Corporation, a corporation organized under the laws of the State of Delaware ("Raychem"), and Raynet International, Inc., a corporation organized under the laws of the State of California ("Raynet").

                              W I T N E S S E T H:

                 WHEREAS, EHU and Raynet have entered into a Joint Venture Agreement, dated as of November 16, 1994 (the "Original Joint Venture Agreement"), whereby EUR was established; and

                 WHEREAS, EHU and Raynet desire to amend the Original Joint Venture Agreement;

                 NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

                 For purposes of this Agreement, the following terms shall have the meanings set forth below:

                 "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such other Person.

                 "Agreement" means this Reorganization Agreement, as it may be amended from time to time, and the Exhibits and Schedules hereto.

                 "Amended and Restated Joint Venture Agreement" means the Amended and Restated Joint Venture Agreement, to be dated as of the Closing Date, among EHU, EHU2 and Raynet in substantially the form attached hereto as
Exhibit 1.

                 "Assumed Liabilities" means all of EUR's liabilities and obligations as of the close of business on the Closing Date other than the Retained Liabilities, it being understood that such liabilities and obligations do not include any liabilities or obligations of Raychem or Raynet that existed on or prior to November 16, 1994, except only those that were "Included Liabilities" as defined in the Formation Agreement.

                 "Balance Sheet" means EUR's non-consolidated adjusted balance sheet as of December 31, 1995 prepared in accordance with U.S. generally accepted accounting principles consistently applied and attached hereto as
Schedule 1.1.

                 "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

                 "Distributed Assets" means all assets of or belonging to EUR at the Closing Date other than the Excluded Assets.

                 "EHU Loan" means the Intercompany loan payable to EHU appearing on the Balance Sheet in the amount of $22,110,243.92.

                 "Excluded Assets" means all trade receivables and intercompany receivables belonging to EUR at the Closing Date, and the Licensed Patent Technology and the Licensed Technology (each as defined in the License Agreement, including the capitalized software appearing on the Balance Sheet).

                 "Formation Agreement" means the Formation Agreement, dated as of October 10, 1994, as amended on November 16, 1994, among Telefonaktiebolaget L M Ericsson ("Ericsson"), EUS, EHU, Raychem and Raynet.

                 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                 "License Agreement" means the License Agreement, to be dated as of the Closing Date, between EUS and EUR in substantially the form attached hereto as Exhibit 2.

                 "Parties" means EUR, EUS, EHU, EHU2, Raychem and Raynet and their respective successors and permitted assigns.

                 "Person" means an individual, corporation, partnership, limited liability company, trust or unincorporated organization or any government or agency or political subdivision thereof.

                 "Raynet Loan" means the Intercompany loan payable to Raynet appearing on the Balance Sheet in the amount of $24,245,617.58.

                 "Retained Liabilities" means the Warranty Liability and the EHU Loan.

                 "Third Party Claim" means any claim made by any third party which is to be the basis for a claim for indemnification hereunder.

                 "Warranty Liability" means any and all liability in excess of $7,628,000 that EUR or EHU or any of EHU's Affiliates may incur directly or indirectly after December 31,

1995 in order to repair, replace or refund a Product (as defined in the Amended and Restated Joint Venture Agreement) on account of its nonperformance or nonfunctionality for which revenues were recorded (in whole or in part) on or before December 31, 1995 under the Specified Contracts (as defined in the Amended and Restated Joint Venture Agreement), it being understood that in calculating the amount of such expenses, services rendered or products supplied by EUR, EHU or any of EHU's Affiliates shall be based upon their respective costs. For this purpose inventory costs shall be reflected at book value adjusted for reserves for lower of cost or market, and expenses shall be charged on a basis consistent with the basis on which EUR has heretofore recorded warranty accruals. If any portion of the deferred revenues at December 31, 1995 relating to Products delivered under the Specified Contracts on or before that date are not eventually collected from the customers on account of the nonperformance or nonfunctionality of the Products, then 71.074% of the deferred revenues not collected shall be treated as Warranty Liability.

                                    ARTICLE 2

                       ACTIONS TO BE TAKEN AT THE CLOSING

                 2.1. The Closing. The closing of the transactions provided for in this Article 2 (herein called the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York 10004 U.S.A., at 10:00 a.m., local time, on March 29, 1996, or at such other time and place as the Parties shall mutually agree. The date of the Closing is referred to in this Agreement as the "Closing Date".

                 2.2. Actions at Closing. At the Closing, subject to the terms and conditions of this Agreement, the applicable Parties hereby agree to take the following actions in the following order, all of which shall be deemed to occur on the Closing Date in the following order:

                 (a) Raynet shall contribute to the capital of EUR (such contributions being hereinafter referred to as the "Raynet Contributions") (i) cash in the amount of $3,125,000.00 and (ii) all other liabilities or obligations of EUR to Raynet existing at the Closing Date, whether or not recorded on the books of EUR, other than payables generated in the ordinary course of business from ongoing services and products furnished by Raynet to EUR, including without limitation parts, employee severance payments, accounting services, janitorial services, rent and building security (whether such payables are identified at the date of this Agreement or at a later time). Raynet shall pay the cash portion of the Raynet Contributions to EUR by wire transfer in same day funds for credit to the account of EUR at Morgan Guaranty Trust Co. of New York, ABA # 021000238, Account # 60007039.

                 (b) EUR shall distribute to EHU the Distributed Assets.

                 (c) EUR shall cancel the Raynet capital subscription promissory note in the amount of $8,105,215.

                 (d) EHU shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

                 (e) Pursuant to Treasury Regulations section
         1.704-1(b)(2)(iv)(f), EUR's assets shall be revalued in connection with the distribution contemplated in paragraph (b) of this Section. For purposes of revaluing Capital Accounts, the Parties have agreed that the fair market value of EUR's assets on the Closing Date shall equal their Fair Market Value (as such term is defined in the Amended and Restated Joint Venture Agreement) on such date and, specifically, that the asset entitled "Capitalized R&D related to Intellectual Property Rights as defined in the Formation Agreement dated 10/10/94" listed in Schedule 2.2e hereto has a fair market value equal to the "Agreed Value" thereof as of November 16, 1994 as determined under the Original Joint Venture Agreement, adjusted for "Depreciation" (as such term is defined in the Original Joint Venture Agreement) from November 16, 1994 to the Closing Date. Such revaluation shall be recorded on the books of EUR at the Closing and shall constitute an amendment to, and part of, the Original Joint Venture Agreement. It is anticipated that, after such revaluation and taking into account results of operations up to and including December 31, 1995, EHU's and Raynet's capital accounts on the books of EUR will be approximately $15 million and $5 million, respectively. The Parties acknowledge that the Capital Accounts will be further adjusted pursuant to the Amended and Restated Joint Venture Agreement to reflect results of operations from January 1, 1996.

                 (f) EHU2 shall make a contribution to the capital of EUR in an amount equal to 1% of the capital account of EHU after giving effect to the revaluation contemplated by Section 2.2(e). EHU2 shall pay such amount to EUR by wire transfer in same day funds for credit to the account of EUR at Morgan Guaranty Trust Co. of New York, ABA # 021000238, Account # 60007039.

                 (g) EHU2 shall be admitted to EUR as a general partner and EHU, EHU2 and Raynet shall execute and deliver the Amended and Restated Joint Venture Agreement.

                 (h) EUR and EUS shall execute and deliver the License
         Agreement.

                 (i) Raynet shall file an amendment to its certificate of incorporation with the Secretary of State of the State of California whereby it will change its name to a name that does not include the word "Raynet" so that EHU shall be permitted to adopt the name "Raynet" if it desires to do so.

                 2.3. Instruments of Conveyance and Transfer, Etc. At the Closing, the applicable Parties shall deliver the following documents:

                 (a) EUR shall deliver to EHU such deeds, bills of sale, endorsements, certificates and instruments of assignment, conveyance and transfer reasonably satisfactory in form and substance to the Parties as shall be necessary to vest in EHU all of EUR's right, title and interest in the Distributed Assets.

                 (b) EHU shall deliver to EUR such instruments of assumption as shall be reasonably satisfactory in form and substance to the Parties as shall be necessary for EHU to assume the Assumed Liabilities.

                 2.4. Further Assurances. If at any time at or after the Closing any Party shall consider or be advised that any further deeds, other instruments of conveyance and transfer, assignments, assumptions or assurances in law or any other things are necessary, desirable or proper to vest, perfect or confirm in EHU, of record or otherwise, the title to any assets, properties or rights acquired or to be acquired by reason of, or as a result of, the transfers to be effected at the Closing, or to perfect or confirm the assumption by EHU of the liabilities or obligations to be assumed by it at the Closing, each of the Parties agrees to execute and deliver all such deeds, instruments, assignments, assumptions and assurances in law and to do all things necessary, desirable or proper to vest, perfect or confirm title to the applicable assets, properties or rights or to confirm the assumption of the applicable liabilities and otherwise to carry out the purposes of this Agreement.

                 2.5. Condition to Transfer of Certain Contracts. The parties hereto acknowledge and agree that certain agreements and contracts to which EUR is a party are not assignable by their terms to EHU without the consent of the other contracting party. The parties hereto shall use their reasonable best efforts to obtain such consents prior to the Closing, but if any such consent is not obtained with respect to any such agreement or contract and if such agreement or contract is not assigned to EHU in accordance with the provisions hereof, EUR agrees to continue to deal with the other contracting party to such contract as the prime contracting party, but EHU shall be entitled to all of the financial and other benefits of such contract, shall be responsible for all of the liabilities thereunder and shall perform the obligations of EUR thereunder as subcontractor.

                 2.6. Transfer of Assets and Liabilities to EUS. Immediately after the Closing, unless EHU elects in its discretion not to do so, EHU shall transfer all of the Distributed Assets to EUS, and EUS shall assume all of the Assumed Liabilities.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                              OF RAYCHEM AND RAYNET

                 Raychem and Raynet jointly and severally represent and warrant to EUS, EHU and EUR as follows:

                 3.1. Corporate Organization; Authority. Raychem and Raynet are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of Raychem and Raynet has full power and authority to execute and deliver this Agreement and to consummate and perform the transactions to be consummated or performed by it hereunder. Raynet has full power and authority to execute and deliver the Amended and Restated Joint Venture Agreement and to consummate and perform the transactions to be consummated or performed by it thereunder. The execution, delivery and performance by each of Raychem and Raynet of this Agreement and the Amended and Restated Joint Venture Agreement by Raynet have been duly authorized by all necessary corporate action on the part of Raychem and Raynet. This Agreement constitutes a valid and legally binding obligation of Raychem and Raynet, and the Amended and Restated Joint Venture Agreement when executed and delivered will constitute a valid and legally binding obligation of Raynet, in each case enforceable against such corporation in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 3.2. No Conflicts. Except as set forth on Schedule 3.2, the execution and delivery of this Agreement by Raychem and Raynet and the execution and delivery of the Amended and Restated Joint Venture Agreement by Raynet and the consummation by Raychem and Raynet of the transactions contemplated hereby and thereby will not (i) violate any law, rule, regulation, order, judgment or decree applicable to Raychem or Raynet; (ii) violate any provision of the certificate of incorporation or by-laws of Raychem or Raynet; or (iii) result in any breach of or default under, or entitle any party to terminate, cancel or accelerate, any mortgage, indenture, lease, agreement or other contract or commitment to which Raychem or Raynet is a party or by which Raychem or Raynet or any of Raychem's or Raynet's property is bound.

                 3.3. Consents. Except as set forth on Schedule 3.3, no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, agency, bureau or commission, or any third party, is required to be obtained or made by Raychem or Raynet in connection with the execution, delivery, performance, validity and enforceability of this Agreement or the Amended and Restated Joint Venture Agreement.

                 3.4. Brokers and Intermediaries. Neither Raychem nor Raynet has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

                 3.5. Restrictions on Conduct of Business. Neither Raychem nor Raynet nor any of its subsidiaries is a party to any noncompetition agreement or other restriction or prohibition which, following the Closing, would restrict or prohibit EUR or EHU from conducting the business of Raynet and its subsidiaries as conducted before the formation of EUR.

                 3.6. Tax Matters. Raychem and Raynet make no representation or warranty as to the tax consequences of the transactions contemplated hereby.

                 3.7. Filings. Raychem has filed a Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to this Agreement and the transactions contemplated hereby.

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                                EUS, EHU AND EHU2

                 EUS, EHU and EHU2 jointly and severally represent and warrant to Raychem, Raynet and EUR as follows:

                 4.1. Corporate Organization; Authority. EUS, EHU and
EHU2 are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Each of EUS, EHU and EHU2 has full power and authority to execute and deliver this Agreement and to consummate and perform the transactions to be consummated or performed by it hereunder. Each of EUS and EHU has full power and authority to execute and deliver the License Agreement and each of EHU and EHU2 has full power and authority to execute and deliver the Amended and Restated Joint Venture Agreement and each of EUS, EHU and EHU2 has full power and authority to consummate and perform the transactions to be consummated or performed by it thereunder. The execution, delivery and performance of (i) this Agreement by each of EUS, EHU and EHU2, (ii) the License Agreement by EUS and EHU, and (iii) the Amended and Restated Joint Venture Agreement by EHU and EHU2, have been duly authorized by all necessary corporate action on the part of EUS, EHU and EHU2, as the case may be. This Agreement constitutes a valid and legally binding obligation of EUS, EHU and EHU2, and the License Agreement and the Amended and Restated Joint Venture Agreement when executed and delivered will each constitute a valid and legally binding obligation of EUS, EHU and EHU2, in each case enforceable against such corporation in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                 4.2. No Conflicts. Except as set forth on Schedule 4.2, the execution and delivery of this Agreement by EUS, EHU and EHU2 and the execution and delivery of the License Agreement and the Amended and Restated Joint Venture Agreement by EUS, EHU and EHU2, as the case may be, and the consummation by EUS, EHU and EHU2, as the case may be, of the transactions contemplated hereby and thereby will not (i) violate any law, rule, regulation, order, judgment or decree applicable to EUS, EHU or EHU2; (ii) violate any provision of the certificate of incorporation or by-laws of EUS, EHU or EHU2; or
(iii) result in any breach of or default under, or entitle any party to terminate, cancel or accelerate, any mortgage, indenture, lease, agreement or other contract or commitment to which EUS, EHU or EHU2 is a party or by which EUS, EHU or EHU2 or any of EUS's, EHU's or EHU2's property is bound.

                 4.3. Consents. Except as set forth on Schedule 4.3, no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, agency, bureau or commission, or any third party, is required to be obtained or made by EUS, EHU or EHU2 in connection with the execution, delivery, performance, validity and enforceability of this Agreement, the License Agreement or the Amended and Restated Joint Venture Agreement.

                 4.4. Brokers and Intermediaries. None of EUS, EHU or
EHU2 has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

                 4.5. Tax Matters. EUS, EHU and EHU2 make no representation or warranty as to the tax consequences of the transactions contemplated hereby.

                 4.6. Filings. EUS (on behalf of Ericsson) has filed a Notification and Report Form under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice with respect to this Agreement and the transactions contemplated hereby.

                                    ARTICLE 5

                                    COVENANTS

                 5.1. Reasonable Best Efforts in Good Faith to Consummate. Subject to the terms and conditions herein provided, EUS, EHU, EHU2, Raychem and Raynet each hereby covenants to the others that it shall use its reasonable best efforts in good faith to take or cause to be taken as promptly as practicable all action necessary or desirable on its part to permit the consummation of the transactions contemplated by this Agreement on or before March 31, 1996 and to cooperate fully with the others to that end.

                 5.2. Filings. EUS (on behalf of Ericsson) and Raychem shall use their respective best efforts to respond as promptly as practicable to all inquiries received from the Federal Trade Commission or the Antitrust Division for additional information or documentation. The Parties shall use their respective reasonable best efforts to promptly take all such action as may be necessary under United States Federal, state and other laws applicable to or necessary for the consummation of the transactions contemplated hereby, and will file and, if appropriate, use their reasonable best efforts to have declared effective or approved all documents and notifications with all governmental or regulatory authorities that it deems necessary or appropriate for the consummation of the transactions contemplated hereby. The Parties shall use their reasonable best efforts to promptly take all such actions as may be necessary or appropriate under the laws and directives of the European Union for the consummation of the transactions contemplated hereby.

                 5.3. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including fees and disbursements of accountants and attorneys) shall be paid by the party that incurs such expenses.

                                    ARTICLE 6

                              CONDITIONS TO CLOSING

                 6.1. Conditions to the Obligations of EUR, EUS, EHU and EHU2. The obligations of EUR, EUS, EHU and EHU2 under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived as provided in Section 8.1:

                 (a) Representations, Warranties and Agreements. All representations and warranties made herein by Raychem or Raynet shall be true and correct in all material respects on the date hereof and (except as contemplated hereby) at and as of the Closing Date with the same effect as though made at and as of such date, and each of Raychem and Raynet shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it at or prior to the Closing Date. EUS shall have received from Raychem and Raynet certificates, dated the Closing Date and signed by authorized officers of Raychem and Raynet, to the foregoing effect.

                 (b) Authorizations, Approvals and Consents. The mandatory waiting period under the HSR Act (including any extension thereof) shall have expired and the authorizations, approvals, consents and other items referred to in Schedules 3.3 and 4.3 as being Closing conditions shall have been obtained.

                 (c) Litigation. No court or governmental agency of competent jurisdiction shall have entered and maintained in effect an injunction or other similar order against consummation of the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain or prohibit or otherwise challenge the transactions contemplated by this Agreement, nor shall any governmental agency or public authority have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of the laws, rules or regulations of the United States or any state or foreign jurisdiction and that it intends to commence proceedings to restrain or otherwise challenge the consummation of the transactions contemplated by this Agreement, unless such agency or authority shall have withdrawn such notice prior to the Closing Date.

                 (d) Execution and Filing of Other Documents. The License Agreement and the Amended and Restated Joint Venture Agreement shall have been executed and delivered by all parties thereto (other than EUS, EHU and EHU2, as applicable) and shall be in full force and effect. Raynet shall have filed an amendment to its certificate of incorporation whereby it will change its name so that its new name does not include "Raynet" therein and shall have delivered the necessary documentation to EHU to irrevocably grant permission to EHU to use the name Raynet.

                 (e) Validity of Transactions. All legal and other proceedings or matters in connection with the transactions contemplated hereby and all opinions, certificates and other instruments incident to such transactions shall be reasonably satisfactory in form and substance to EUS as it shall reasonably require to carry out the provisions of this Agreement.

                 6.2. Conditions to the Obligations of EUR, Raychem and Raynet. The obligations of EUR, Raychem and Raynet under this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived as provided in Section 8.1:

                 (a) Representations, Warranties and Agreements. All representations and warranties made herein by EUS, EHU and EHU2 shall be true and correct in all material respects on the date hereof and (except as contemplated hereby) at and as of the Closing Date with the same effect as though made at and as of such date, and each of EUS, EHU and EHU2 shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by it at or prior to the Closing Date. Raychem shall have received from EUS, EHU and EHU2 certificates, dated the Closing Date and signed by authorized officers of EUS, EHU and EHU2, to the foregoing effect.

                 (b) Authorization, Approvals and Consents. The mandatory waiting period under the HSR Act (including any extensions thereof) shall have expired and the authorizations, approvals, consents and other items referred to in Schedules 3.3 and 4.3 as being Closing conditions shall have been obtained.

                 (c) Litigation. No court or governmental agency of competent jurisdiction shall have entered and maintained in effect an injunction or other similar order against consummation of the transactions contemplated by this Agreement, and no action or proceeding shall have been instituted and remain pending before a court or other governmental body by any governmental agency or public authority to restrain or prohibit or otherwise challenge the transactions contemplated by this Agreement, nor shall any governmental agency or public authority have notified any party to this Agreement that consummation of the transactions contemplated by this Agreement would constitute a violation of the laws, rules or regulations of the United States or any state or foreign jurisdiction and that it intends to commence proceedings to restrain or otherwise challenge the consummation of the transactions contemplated by this Agreement, unless such agency or authority shall have withdrawn such notice prior to the Closing Date.

                 (d) Execution and Filing of Other Documents. The
         License Agreement and the Amended and Restated Joint Venture Agreement shall have been executed and delivered by all parties thereto (other than Raychem and Raynet, as applicable) and shall be in full force and effect.

                 (e) Validity of Transactions. All legal and other proceedings or matters in connection with the transactions contemplated hereby and all opinions, certificates and other instruments incident to such transactions shall be reasonably satisfactory in form and substance to Raychem as it shall reasonably require to carry out the provisions of this Agreement.

                                    ARTICLE 7

                   INDEMNIFICATION, CONTRIBUTION AND SURVIVAL

                 7.1. Survival of Representations, Warranties, Covenants and Agreements. The respective representations, warranties, covenants and agreements of EUS, EHU, EHU2, Raychem and Raynet set forth in this Agreement or in any certificate delivered by either of them pursuant to this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby.

                 7.2. Indemnification by Raychem and Raynet. Raychem and
Raynet hereby jointly and severally agree to indemnify and hold harmless EUS, EHU, EHU2 and EUR (and each of their respective directors, officers and Affiliates and their respective successors and permitted assigns) on an after-tax basis from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses (including without limitation the amount of any settlement entered into pursuant hereto and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto) (collectively, "Damages") which any such indemnified party may sustain, suffer or incur directly or indirectly and which result from the breach by Raychem or Raynet of any representation, warranty, covenant or agreement made by it in this Agreement or in any material agreement or instrument executed and delivered by it pursuant hereto. For purposes of this Section 7.2, a "breach" of the Amended and Restated Joint Venture Agreement shall mean an Event of Default as defined in Section 9.1 thereof.

                 7.3. Indemnification by EUS, EHU and EHU2. EUS, EHU and EHU2 hereby jointly and severally agree to indemnify and hold harmless Raychem, Raynet and EUR (and each of their respective directors, officers and Affiliates and their respective successors and permitted assigns) on an after-tax basis from and against any and all Damages which any such indemnified party may sustain, suffer or incur directly or indirectly and which result from (a) the breach by EUS, EHU or EHU2 of any representation, warranty, covenant or agreement made by it in this Agreement or in any material agreement or instrument executed and delivered by it pursuant hereto, (b) the Assumed Liabilities or (c) except as otherwise provided in the Amended and Restated Joint Venture Agreement, liabilities of EUR arising after the Closing Date. For purposes of this Section 7.3, a "breach" of the Amended and Restated Joint Venture Agreement shall mean an Event of Default as defined in Section 9.1 thereof.

                 7.4. Claims. Any claim for indemnity under Section 7.2 or Section 7.3 hereof shall be made by written notice from the indemnified party to the indemnifying party specifying in reasonable detail the basis of the claim. When an indemnified party seeking indemnification under Section 7.2 or
Section 7.3 receives notice of any Third Party Claims which is to be the basis for a claim for indemnification hereunder, the indemnified party shall give written notice within a reasonable period thereof to the indemnifying party reasonably indicating (to the extent known) the nature of such claims and the basis thereof. Any failure by the indemnified party to provide such notice shall not affect the indemnifying party's obligations hereunder, except to the extent of any material liability caused by such delay. Upon notice from the indemnified party, the indemnifying party may, but shall not be required to, assume the defense of any such Third Party Claim, including its compromise or settlement, and the indemnifying party shall pay all reasonable costs and expenses thereof and shall be fully responsible for the outcome thereof; provided, however, that the indemnifying party may not settle or compromise any Third Party Claim without the indemnified party's prior written consent (which consent shall not be unreasonably withheld). The indemnifying party shall give written notice to the indemnified party as to its intention to assume the defense of any such Third Party Claim within ten (10) business days after the date of receipt of the indemnified party's notice in respect of such Third Party Claim. If an indemnifying party does not, within ten (10) business days after the indemnified party's notice is given, give written notice to the indemnified party of its assumption of the defense of the Third Party Claim, the indemnifying party shall be deemed to have waived its rights to control the defense thereof. If the indemnified party assumes the defense of any Third Party Claim because of the failure of the indemnifying party to do so in accordance with this Section 7.4, the indemnifying party shall pay all reasonable costs and expenses of such defense and shall be fully responsible for the outcome thereof. The indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its prior written consent (which consent shall not be unreasonably withheld).

                                    ARTICLE 8

                                  MISCELLANEOUS

                 8.1. Amendments and Waivers. This Agreement may be amended or modified in whole or in part at any time prior to the Closing by an instrument in writing executed by each of the Parties in the same manner as this Agreement. In addition, any Party may, at its option, by an instrument in writing executed in the same manner as this Agreement, waive or extend the time for the fulfillment of any or all of the conditions herein contained to which its obligations hereunder are subject. No failure by any Party to take any action with respect to a breach of this Agreement or a default by another

Party shall constitute a waiver of the former Party's right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any Party of any breach or failure to comply with any provision of this Agreement by another Party shall not be construed as, or constitute, a continuing waiver of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.

                 8.2. Notices. All notices, requests, consents, demands, instructions, approvals and other communications hereunder shall be in writing and shall be validly given, made or served, if delivered personally or sent by certified mail, recognized courier service or telefax (confirmed by certified mail or recognized courier service in the case of telefaxes), and shall be deemed effective when actually received, as follows:

                     (a)  If to EUS, EHU or EHU2, to:

                          Ericsson Inc.
                          740 E. Campbell Road
                          Richardson, Texas 75081
                          Attention:  General Counsel
                          Fax:  214 907-7553

                          with a copy to:

                          Sullivan & Cromwell
                          125 Broad Street
                          New York, New York 10004
                          Attention:  Richard R. Howe, Esq.
                          Fax:  212 558-3111

                 (b)  If to Raychem or Raynet, to:

                          Raychem Corporation

                          300 Constitution Drive, Mail Stop 120/8502
                          Menlo Park, California 94025-1164
                          Attention:  General Counsel
                          Fax:  415 361-5623

                          With a copy to:

                          Heller Ehrman White & McAuliffe
                          525 University Avenue
                          Palo Alto, California 94301-1900
                          Attention:  Sarah A. O'Dowd, Esq.
                          Fax:  415 324-0638

                     (c)  If to EUR, to:

                          Ericsson Raynet
                          155 Constitution Drive
                          Menlo Park, California 94025-1106
                          Attention:  Chief Executive Officer
                          Fax:  415 324-6668

                          With copies to EHU and Raynet as above provided

or to such other address or addresses as any party may from time to time designate in writing delivered in a like manner to the other parties hereto.

                 8.3. Assignment. Except as otherwise expressly provided herein, none of the Parties shall assign this Agreement or any rights, benefits or obligations hereunder without the prior written consent of the other Parties. Any attempt to so assign or delegate any of the foregoing without such consent shall be void.

                 8.4. Guarantees. (a) Raychem hereby irrevocably and unconditionally guarantees the due and punctual payment of all amounts required to be paid by Raynet pursuant to this Agreement or the Amended and Restated Joint Venture Agreement and the performance in accordance with their terms of all liabilities and obligations of Raynet hereunder and thereunder;
provided, however, that the obligations of Raychem pursuant to this guarantee shall be subject to the same limitations as apply to the obligations of Raynet set forth herein. This guarantee shall be a continuing guarantee of payment and performance, and not a guarantee of collection only. This guarantee is absolute and continuing, and the obligations and liabilities of Raychem hereunder shall be primary and not secondary. This guarantee shall extend to, and Raychem waives any notice with respect to, any modification, amendment or waiver by Raychem or Raynet of any provision of this Agreement which is made in accordance with the provisions of
Section 8.1 hereof. The obligations of Raychem under this guarantee may be enforced directly against Raychem, and Raychem waives presentation to, demand for payment from or protest to Raynet of any of the obligations hereby guaranteed, and also waives notice of protest for non-payment or other satisfaction.

                 (b) EUS hereby irrevocably and unconditionally guarantees the due and punctual payment of all amounts required to be paid by EHU or EHU2 pursuant to this Agreement or the Amended and Restated Joint Venture Agreement and the performance in accordance with their terms of all liabilities and obligations of EHU and EHU2 hereunder and thereunder; provided, however, that the obligations of EUS pursuant to this guarantee shall be subject to the same limitations as apply to the obligations of EHU set forth herein. This guarantee shall be a continuing guarantee of payment and performance, and not a guarantee of collection only. This guarantee is absolute and continuing, and the obligations and liabilities of EUS hereunder shall be primary and not secondary. This guarantee shall extend to, and EUS waives any notice with respect to, any modification, amendment or waiver by EUS, EHU or EHU2 of any provision of this Agreement which is made in accordance with the provisions of Section 8.1 hereof. The obligations of EUS under this guarantee may be enforced directly against EUS, and EUS waives presentation to, demand for payment from or protest to EHU or EHU2 of any of the obligations hereby guaranteed, and also waives notice of protest for non-payment or other satisfaction.

                 8.5. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE; PROVIDED, HOWEVER, THAT IF SUCH STATE'S CHOICE OF LAW PROVISIONS INDICATE THAT ANOTHER JURISDICTION'S LAWS ARE APPLICABLE, SUCH CHOICE OF LAW PROVISIONS WILL NOT BE APPLICABLE.

                 8.6. Section and Other Headings. Headings of the articles, sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

                 8.7. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each fully executed counterpart shall be deemed an original.

                 8.8. Entire Agreement. This Agreement constitutes the entire and only agreement between the Parties relating to the subject matter hereof. Any and all prior arrangements, representations, promises, understandings and conditions in connection with said matter and any representations, promises or conditions not expressly incorporated herein or expressly made a part hereof shall not be binding upon any Party. Nothing contained herein shall affect the continuation in accordance with its terms of the Formation Agreement.

                 8.9. Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provisions of this Agreement.

                 8.10. Benefits Only to Parties. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Person other than the Parties and their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of the Parties and their respective successors and assigns and for the benefit of no other Person.

                 8.11.  Consultation and Arbitration.

                 For purposes of this Section 8.11, EUS, EHU and EHU2 shall be deemed to be a single Party, and Raychem and Raynet shall be deemed to be a single Party.

                 (a) The Parties agree that they shall attempt to resolve in good faith disputes arising in connection with this Agreement or any Exhibit hereto. Each Party agrees to designate for this purpose a representative who is authorized to make decisions on such Party's behalf. A dispute shall be referred by a Party for consultation between the Parties by delivering written notice to the other Party briefly stating the nature of the dispute and requesting consultation.

                 (b) In the event that, upon the expiration of sixty (60) calendar days after receipt of the notice referred to in Section 8.11(a), the Parties are unable to resolve the matter in dispute, and if the matter relates to any alleged breach of any representation, warranty, covenant or agreement in this Agreement or any Exhibit hereto, then the dispute shall be resolved in the manner provided in Section 8.11(c).

                 (c) Any dispute with respect to an alleged breach of any representation, warranty, covenant or agreement in this Agreement or any Exhibit, including any dispute relating to the construction or interpretation of the rights and obligations of any Party, which is not resolved through consultation as provided in Section 8.11(a) and (b), shall be resolved by an arbitration proceeding conducted in accordance with the following:

                 (i) The arbitration proceeding shall be governed by the rules of the American Arbitration Association ("AAA");

                 (ii) The arbitrators shall be qualified by education and training to pass upon the particular matter to be decided;

                 (iii) There shall be three (3) arbitrators, one of whom shall be selected by the Party seeking to initiate arbitration, one by the other Party and the third by the two arbitrators so selected;

                 (iv) The arbitration proceeding shall take place in a location in the United States selected by majority vote of the arbitrators;

                 (v) The Parties shall agree in advance as to the manner in which the arbitration panel shall promptly hear witnesses and arguments, review documents and otherwise conduct the arbitration proceedings. Both Parties shall receive notice of the subject of the arbitration, and the arbitration shall not be binding on the Parties with respect to any matters not specified in such notice. Should the Parties fail to reach an agreement as to the conduct of such proceedings, the arbitration panel shall formulate its own procedural rules and promptly commence the arbitration proceedings;

                 (vi) The arbitration proceedings shall be conducted as expeditiously as possible with due consideration for the complexity of the dispute in question. The arbitration panel shall issue its decision in writing within forty-five (45) calendar days from the hearing of final arguments by the Parties;

                 (vii) The arbitration award shall be given in writing and shall be final and binding on the Parties with respect to the subject matter identified in the notice called for by Section 8.11(c)(v), and not subject to any appeal and shall deal with the question of costs of arbitration;

                 (viii) Judgment upon the award may be entered in any court having jurisdiction or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be;

                 (ix) The Parties shall not submit a dispute subject to this
         Section 8.11(c) to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of this Section 8.11(c) or to enforce the award of the arbitration panel, and if court proceedings to stay litigation or compel arbitration under the Federal Arbitration Act (Title 9, U.S.C.) or similar state or foreign legislation are necessary, the Party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees which are reasonably incurred by the other Party; and

                 (x) The Parties shall keep confidential the arbitration proceedings and the terms of any arbitration award, except as may be otherwise required by law.

                 IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf by one of its officers thereunto duly authorized, all as of the date and year first above written.

                                        ERICSSON RAYNET

                                         By:   /s/ Goran Eriksson
                                             ---------------------------------
                                             Name:  Goran Eriksson
                                             Title: President and Chief
                                                    Executive Officer

                                         ERICSSON INC.

                                         By:   /s/ Joseph L. Hagan
                                             ---------------------------------
                                             Name:  Joseph L. Hagan
                                             Title: Vice President and
                                                    Chief Financial Officer

                                         ERICSSON HOLDING INC.

                                         By:   /s/ Mans Ekelof
                                             ---------------------------------
                                             Name:  Mans Ekelof
                                             Title: Secretary

                                         ERICSSON HOLDING III INC.

                                         By:   /s/ Mans Ekelof
                                             ---------------------------------
                                             Name:  Mans Ekelof
                                             Title: Secretary

                                         RAYCHEM CORPORATION

                                         By:    /s/ Raymond J. Sims
                                             ---------------------------------
                                             Name:  Raymond J. Sims
                                             Title: Senior Vice President
                                                    and Chief Financial Officer

                                         RAYNET INTERNATIONAL, INC.

                                         By:    /s/ Raymond J. Sims
                                             ---------------------------------
                                             Name:  Raymond J. Sims
                                             Title: Senior Vice President
                                                    and Chief Financial Officer